Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 filed pursuant to Rule 462(b) of our report dated May 30, 2017, relating to the consolidated financial statements and financial highlights of The Altegris KKR Commitments Master Fund, appearing in the Annual Report on Form N-CSR of the Altegris KKR Commitments Master Fund for the year ended March 31, 2017, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information which is incorporated by referenced in this Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

October 16, 2017